EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Basingstoke, UK and Philadelphia, US – December, 19 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ)

Application for Block Listing

Application has been made to the London Stock Exchange and the UK Listing Authority for the block listing of 2,800,000 ordinary shares of 5p each in order to satisfy future exchanges of certain exchangeable shares in Shire Acquisition Inc., which were issued on 11th May, 2001 pursuant to the acquisition, by way of a plan of arrangement pursuant to section 192 of the Canada Business Corporations Act, of BioChem Pharma Inc. Upon issuance, the shares shall rank pari passu with the existing issued shares of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 5492592  Registered Office as above